Filed Pursuant to Rule 433
Registration Nos. 333-165432
Free Writing Prospectus dated April 20, 2011
$784,570,000
Santander Drive Auto Receivables Trust 2011-1
Issuing Entity

Santander Drive Auto Receivables LLC Depositor	Santander Consumer USA Inc. Sponsor and Servicer
The depositor has prepared a preliminary prospectus supplement dated April 20, 2011 and prospectus dated April 20, 2011 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

Moody’s
Investors
	Service, Inc.	DBRS, Inc.
Class A-1 Notes	P-1 (sf)	R-1(high)(sf)
Class A-2 Notes	Aaa (sf)	AAA( sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa1 (sf)	AA (sf)
Class C Notes	A1 (sf)	A (sf)
Class D Notes	Baa2 (sf)	BBB (sf)
It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Deutsche Bank Securities	J.P. Morgan	Santander

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.